Exhibit 5.1

[Delta Letterhead]

August 6, 2008

Delta Air Lines, Inc.

1040 Delta Boulevard

Atlanta, Georgia 30354

Ladies and Gentlemen:

I have acted as counsel for Delta Air Lines, Inc., a Delaware corporation (“Delta”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of common stock, par value $0.0001 per share, of Delta (the “Shares”), that may be issued in connection with the merger of Northwest Airlines Corporation, a Delaware corporation (“Northwest”), with and into Nautilus Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Delta (“Merger Subsidiary”), as described in the Registration Statement.

I have reviewed originals or copies, certified or otherwise, identified to my satisfaction of all such corporate records of Delta and such other instruments and certificates of public officials, officers and representatives of Delta and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering this opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on and subject to the foregoing, I am of the opinion that the Shares have been legally authorized and, when the Registration Statement has become effective under the Act, the articles of merger have been duly filed with the Secretary of State of the State of Delaware, and the Shares have been duly issued in accordance with the Agreement and Plan of Merger, dated as of April 14, 2008, by and among Delta, Northwest and Merger Subsidiary, the Shares will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware (including the applicable reported judicial decisions interpreting that law).

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act, as amended.

Very truly yours,

/s/ Kenneth F. Khoury
Kenneth F. Khoury